STRICTLY CONFIDENTIAL

Exhibit 10.5

UK CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
(GW PHARMA LIMITED / GW RESEARCH LIMITED)
PARTICIPATION AGREEMENT FOR CHRIS TOVEY
Name:    Chris Tovey
WHEREAS, pursuant to the Transaction Agreement dated 3 February 2021 and entered into between GW Pharmaceuticals plc, Jazz Pharmaceuticals Public Limited Company (“Parent”) and Jazz Pharmaceuticals UK Holdings Limited, as it may be amended from time to time (the “Transaction Agreement”), GW Pharma Limited will be acquired by Parent (the “Specified Transaction”) (the completion of such Specified Transaction, the “Closing”).
WHEREAS, Jazz Pharmaceuticals UK Limited, a subsidiary of Parent, or the member of the Company Group that actually employs Executive, (the “Company”) wishes to employ Chris Tovey (“Executive”) on and following the Closing on the terms and conditions, and for the consideration, set forth hereinafter and in the Service Agreement between Executive and the Company (the “Service Agreement”), and Executive desires to be employed by the Company on such terms and conditions and for such consideration. Capitalised terms not explicitly defined in this Participation Agreement but defined in the the GW UK Change in Control and Severance Benefit Plan (the “Plan”) shall have the same definitions as in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and in the Service Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows (with Executive referred to as “you” below):
SECTION 1.    RETENTION BONUS.
Following the Closing, you will be eligible for a retention bonus payment (the “Retention Bonus”), which is in addition to any annual bonus opportunity for which you may be eligible. The Retention Bonus will be a lump sum cash payment equal to £750,000, less applicable withholdings. The Retention Bonus will be earned and paid only if you remain continuously employed with the Company Group from the Closing through January 1, 2023 (the “Retention Period”). The Retention Bonus will be paid in a cash lump sum within 30 days following completion of the Retention Period, subject to your continued employment with the Company Group through the end of the Retention Period and your execution and non-revocation of a Release in respect of claims relating to your employment through the end of the Retention Period. The Retention Bonus payment will be subject to any required national insurance and tax withholdings or deductions, and is not considered compensation for purposes of pension, severance entitlements, or other benefit plans. In the event that your employment terminates for any reason prior to January 1, 2023, regardless of whether such termination is at your request or the Company’s request, you will have no entitlement to any portion of the Retention Bonus or for any indemnity or compensation for loss thereof.
For the avoidance of doubt, your eligibility for the Retention Bonus shall not impact, or be impacted by, your eligibility for a Transition Incentive Bonus (as defined in the Transaction

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Agreement) equal to six months of your pre-Closing base salary in accordance with the Transaction Agreement, subject to the terms and conditions of the Transition Incentive Bonus agreement and the Transaction Agreement.

SECTION 2.    ELIGIBILITY FOR SEVERANCE BENEFITS.
The Company will consider you designated as a Participant eligible to receive Severance Benefits under the Plan, a copy of which is attached as Exhibit A to this Participation Agreement (the “Participation Agreement”).
(a)    You will be eligible to receive the Severance Benefits set forth in Section 4 below if you meet all the eligibility requirements set forth in the Plan and this Participation Agreement, including, without limitation, in respect of a CIC Termination, executing the required Release in the Company’s standard form (which, for the avoidance of doubt shall not require restrictive covenants but shall be without prejudice to the restrictive covenants contained in your Service Agreement continuing in full force and effect) within such reasonable time period as may be required by the Company and take such legal advice in respect of the Release as may be required by law.
(b)    In connection with the Specified Transaction, the Company acknowledges and agrees that on December 31, 2022 you shall have the right to incur a CIC Termination under clause (ii)(1) of the definition of Resignation for Good Reason (as such term is defined in the Plan) and that, as a result, if you choose to resign, you shall be eligible for the Severance Benefits set forth in Section 4 below; provided, however, that (1) your Base Salary and Severance Bonus shall be determined based on your compensation levels as of immediately prior to the Closing, and all such payments shall be subject to your execution and non-revocation of the Release, (2) by executing this Participation Agreement you have (x) waived any and all other rights you may have to provide notice of a Resignation for Good Reason in connection with any changes to the terms of your employment that occurred as a result of the Specified Transaction, and/or as a result of your accepting the terms of employment set forth in your Service Agreement and (y) agreed to provide such co-operation and assistance as the Company may reasonably require in post-Specified Transaction integration activities, and (3) you remain employed by any member of the Company Group, and such resignation does not take effect, until December 31, 2022. For the avoidance of doubt, if you have not provided notice under Section 2(c) below and you remain employed by any member of the Company Group after December 31, 2022, then any rights under this Section 2(b) shall lapse and cease to have any effect as of 11:59 pm London, UK time on December 31, 2022.
(c)    You may terminate your employment under Section 2(b) above by giving written notice to the Company of such intention to resign not later than December 1, 2022. The Severance Benefits are in addition to the Change in Control Benefits to which you are also eligible for under the Plan, as described in Section 3(a) of the Plan.
SECTION 3.    SIGN-ON LONG TERM EQUITY INCENTIVE AWARD.
Following the Closing, you will be eligible for an initial long-term stock incentive award with a target value of $3,000,000 (the “Sign-On Grant”), 50% of which will be awarded in the form of performance-based restricted stock units that will become eligible to vest at the end of a

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three-year performance period (“PSUs”) and 50% of which will be awarded in the form of time-based restricted stock units that will vest ratably over four years (“RSUs”), subject in each case to the terms and conditions set forth in the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan and the applicable award agreement.
If you incur a Termination without Cause by the Company, you shall be entitled to vesting of a prorated portion of the Sign-On Grant equal to the sum of (1) with respect to the PSUs, the target number of PSUs subject to the Sign-On Grant multiplied by a fraction equal to the number of days during the vesting period that has elapsed from the Closing through the date of your termination of employment, relative to the total number of days of the vesting period and (2) with respect to the RSUs, a percentage of each tranche based on the number of complete months that has elapsed from the grant date of the Sign-On Grant through the date of your termination of employment, relative to the number of months in the applicable vesting period as determined on a tranche by tranche basis. For example, if you experience a Termination without Cause 16 months following the Closing, you will be entitled to a number of RSUs equal to the sum of (1) 100% of the first tranche (which has a 12-month vesting period), (2) 67% of the second tranche (which has a 24-month vesting period), (3) 44% of the third tranche (which has a 36-month vesting period), and (4) 33% of the fourth tranche (which has a 48-month vesting period). Any remaining unvested portion of the Sign-On Grant shall be immediately forfeited upon such termination. You shall not be entitled to compensation for the loss of the Sign-On Grant on termination of your employment. Receipt of the Sign-On Grant or any other long-term incentive award in one year will not entitle you to a long-term incentive award in any other year.
SECTION 4.    SEVERANCE BENEFITS FOR CIC TERMINATION.
Subject to the limitations set forth in Section 2 above, if you incur a CIC Termination during the Change in Control Period, you shall receive the Severance Benefits set forth in this Section 4.
(a)    Base Salary. You shall receive payment of an amount equivalent to the aggregate of your Base Salary determined as of immediately prior to the Closing for 18 months following the date on which your employment terminates (such period of time, the “CIC Severance Period”, and such aggregate Base Salary amount payable, the “CIC Severance”). The CIC Severance will be paid in one lump sum cash payment within 30 days following the Release Date (as defined below), subject to all standard deductions and withholdings, shall be reduced by any payments that you receive from the Company in respect of any period of notice during which you are not required to work or any PILON under your Service Agreement; provided, however that no portion of the CIC Severance (except for any notice payment or PILON instalment which is due) will be paid prior to the date that the general release of claims in the Release becomes fully effective (the “Release Date”).
(b)    Health Insurance. The Company will pay to you in monthly instalments a fully taxable cash payment equal to the premium for your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the close of the CIC Severance Period; or (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with any new employment.

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(c)    Bonus. The Company will make a lump sum cash payment to you in an amount equal to the greater of (1) your annual target bonus determined as of immediately prior to the Closing, and (2) the average of the actual annualized bonus payment percentages (as described below) for the three years prior to the year in which the Closing occurs (the greater of such amounts (1) and (2), as applicable, the “Severance Bonus”), multiplied by one and a half (1.5). Your “bonus payment percentage” for purposes of calculation of your Severance Bonus is the actual annual bonus earned by you with respect to a particular year, expressed as a percentage of your annual base salary for such year. The Severance Bonus shall be payable to you in a lump sum payment within 30 days following the Release Date.
(d)    Equity Acceleration. For clarity, upon a Change in Control: (i) each Equity Award (other than any Equity Award granted in 2021 or thereafter) that you hold at such time will receive Full Acceleration in connection with such Change in Control as provided under Section 3(a) of the Plan (which is irrespective of your CIC Termination); and (ii) any Equity Award granted in 2021 that is outstanding as of the Change in Control shall be treated in accordance with the applicable provisions of the definitive agreement pursuant to which the Specified Transaction is contemplated, with any replacement award issued pursuant to such agreement continuing to vest in accordance with the terms of such definitive agreement, such that you will only receive Full Acceleration with respect to such award if a CIC Termination occurs under circumstances that give rise to the right to receive the Severance Benefits as set forth in this Section 4 . For the avoidance of doubt, any Equity Award granted following the Closing shall be treated in accordance with the terms of the applicable Equity Award agreement (and, with respect to the Sign-On Grant provided in Section 3 above, as otherwise provided in Section 3) and shall not be subject to this Section 4(d).
SECTION 5. NO DUPLICATION OF BENEFITS.
For the avoidance of doubt, upon any Involuntary Termination, if you are eligible for payments and/or benefits under more than one provision, agreement, plan or arrangement, you shall receive the payments and benefits under the provision, agreement, plan or arrangement providing the greatest level of payments and benefits to you, without duplication, and such payments and benefits shall be reduced by any payments and benefits previously provided to you in respect of such Involuntary Termination (including, but not limited to, payments and benefits under your Service Agreement, which may reduce the payments and benefits provided to you under Section 4 of this Participation Agreement).
SECTION 6.    ACKNOWLEDGEMENTS.
This Participation Agreement shall become effective on the Closing, subject to (i) your continued employment with GW Pharma Limited or its affiliate through the date of the Closing and (ii) your entry into the Service Agreement with Jazz Pharmaceuticals UK Limited on or prior to such date. If your employment with GW Pharma Limited or its affiliates terminates for any reason before the Closing, or the Transaction Agreement is terminated before the Closing, this Participation Agreement shall terminate automatically and be of no further force or effect, and neither of the parties shall have any obligations hereunder. Effective on the Closing, this Agreement and the Service Agreement shall constitute the entire agreement

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between the parties and, as of the Closing, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Participation Agreement.
As a condition to participation in the Plan and this Participation Agreement, you hereby acknowledge each of the following:
(a)    The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan.
(b)    As further provided in Section 2(b) of the Plan, during the Change in Control Period, the Plan and the benefits provided hereunder shall supersede any change in control or severance benefits in any individually negotiated Service Agreement, offer letter or other written or oral agreement between the Company and you (save for the termination notice provisions within the Service Agreement to the extent applicable, except to the extent varied by this Participation Agreement) in connection with the Specified Transaction.
(c)    Your eligibility for and receipt of any Severance Benefits to which you may become entitled under this Participation Agreement is expressly contingent upon your compliance with the provisions of the Service Agreement (as amended from time to time) and, in the event of a CIC Termination, the terms and conditions of the Release. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of the Service Agreement or, in the event of a CIC Termination, the Release.
To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to Heidi Manna, SVP & Chief Human Resources Officer, no later than within 5 business days.
JAZZ PHARMACEUTICALS UK LIMITED

By: /s/ Heidi Manna

Title: Chief Human Resources Officer
_______________________________

Participant

/s/ Chris Tovey
Chris Tovey

Date: 05-May-2021

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EXHIBIT A
UK Change in Control and Severance Benefit Plan

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